NYSE Suspends Lenox Group Inc. and Moves to Remove from the List

NEW YORK, May 8, 2008 – NYSE Regulation, Inc. (“NYSE Regulation”) announced today that it determined that the common stock of Lenox Group Inc. (the "Company") – ticker symbol LNX – should be suspended prior to the market opening on Friday, May 16, 2008.

The decision to suspend the Company’s common stock was reached in view of the fact that the Company has fallen below the New York Stock Exchange’s (“NYSE”) continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of not less than $25 million, which is viewed as minimum threshold for continued listing.

The Company has a right to a review of this determination by a Committee of the Board of Directors of NYSE Regulation. Application to the U.S. Securities and Exchange Commission to delist the issue is pending the completion of applicable procedures, including any appeal by the Company of NYSE Regulation staff’s decision. The NYSE noted that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable.

Company contact:

Ed Paolella

267-525-5072